Exhibit 99.02

Mesa Energy Holdings, Inc. Completes Acquisition of Tchefuncte Natural Resources

Dallas, TX, July 27, 2011: Mesa Energy Holdings, Inc. (the “Company”) (OTCPK: MSEH), an oil and gas exploration and production company, today announced that it has completed the acquisition of Tchefuncte Natural Resources, LLC (“TNR”), a Louisiana operator that owns and operates producing properties in five fields in Plaquemines and Lafourche Parishes, Louisiana. TNR is now a wholly-owned subsidiary of Mesa Energy, Inc. which is a wholly-owned subsidiary of the Company.

TNR owns the Lake Hermitage Field in Plaquemines Parish, Louisiana. Current production at Lake Hermitage averages approximately 160 barrels of oil and 240 mcf of gas per day. Total mineral acreage held by production is approximately 3,578 acres. A third party engineering report prepared by Collarini Associates places the value of total Proved reserves using a discount rate of 10% (PV-10) at approximately $15.25 million with Proved Developed Producing reserves of $5.24 million. Probable reserves are estimated at $10.65 million.

In addition, immediately prior to the Company closing the TNR acquisition, TNR completed the acquisition of properties in four fields in south Louisiana from Samson Contour Energy E & P, LLC (“Samson”).  These properties have aggregate net production of approximately 160 barrels of oil and 1,080 mcf per day of gas from thirteen producing wells.  Mesa believes there are a number of re-completion and workover opportunities in these fields as well as new offset developmental drilling and deep gas potential.  All of these potential opportunities are currently being evaluated.

“This is a significant step forward for the Company and its shareholders as we intensify our focus and growth strategy toward the acquisition of existing producing oil properties in an effort to expand and diversify our asset base,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “These properties have substantially increased our reserve base and will add significant monthly net revenue and cash flow, thereby increasing shareholder value.”

“We are currently evaluating other producing oil and gas properties in the area and hope to complete additional acquisitions of this nature in the next twelve months,” added Griffin.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is an oil and gas exploration and production company with a definitive focus on growing reserves and net asset value per share, primarily through the acquisition of solid, long-term existing production with enhancement potential and the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities.

More information about the Company may be found at http://mesaenergy.us.

Cautionary Note to U.S. Investors
Effective January 1, 2010, the United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only “proved” reserves (i.e., quantities of oil and gas that are estimated to be recoverable with a high degree of confidence), but also “probable” reserves (i.e., quantities of oil and gas that are as likely as not to be recovered) as well as “possible” reserves (i.e., additional quantities of oil and gas that might be recovered, but with a lower probability than probable reserves). As noted above, statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in the Company’s Annual Report on Form 10-K available from the Company at 5220 Spring Valley Road, Suite 525, Dallas, Texas 75254 (attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements.  These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices.  Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.  We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.  Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact Information
Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595